Exhibit 99.1

MoneyOnMobile Provides Update To Shareholders

DALLAS and MUMBAI, INDIA - (July 16th, 2018) - MoneyOnMobile, Inc. (OTCQB: MOMT), one of India’s largest mobile phone-based payment networks, announced today an update to shareholders on the filing of the FY2018 10k and on the application to list on Nasdaq via the following statement from Harold Montgomery, Chairman and Chief Executive Officer, MoneyOnMobile.
“As our shareholders may already know, we are in the process of completing our recent Rights Offering. During the subscription period of the rights offering, we received $7.5 million in subscriptions, for which we have the corresponding funds in escrow. We are currently working with Nasdaq on our uplist application, which is a condition to closing of the offering. When the conditions to closing have been satisfied, the escrowed funds will be released and delivery of shares initiated. Based on current information, we believe a determination by Nasdaq will be made on or around the date we file our 10-K.”
Mr. Montgomery also stated “We want to make our shareholders aware that we have passed the deadline for filing our FY2018 10-K. In March of this year, we announced a new audit firm would be engaged to audit our FY2018 10-K and review subsequent quarterly filings. The new firm has been actively engaged and on-site in India since May. They have been doing a very thorough job in the opinion of management.”
Mr. Montgomery then added “The delay in filing our FY 2018 SEC Form 10-K may also prompt a temporary designation by the OTC Markets as a late filing Company. We are confident our company will complete the audit and provide the SEC with the necessary filing.”

About MoneyOnMobile, Inc.
MoneyOnMobile, Inc. is an India focused mobile payments technology and processing company offering mobile payment services. MoneyOnMobile enables Indian retailers to use mobile phones to accept payment for goods and services or transfer funds from one person to another. It can be used as simple SMS text functionality or through the MoneyOnMobile application or internet site. MoneyOnMobile has more than 350,000 retail locations throughout India.
Safe Harbor Statement
This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed on July 6, 2017. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.
Investor and Media Relations Contact:
Greg Allbright
+1 (214) 208-0923
gallbright@moneyonmobile.in